Exhibit 99.1

Iron Mountain Reports Third Quarter 2013 Financial Results

Performance Driven by Consistent Constant Dollar Storage Rental Growth of 3.6%

Core Acquisition Activity Supports Future Growth

Company Updates Full-year 2013 Guidance to Reflect Acquisitions and Strategy-related Charges, and Introduces Preliminary 2014 Guidance

BOSTON--(BUSINESS WIRE)--October 31, 2013--Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, today reported financial and operating results for the third quarter and year to date ended September 30, 2013, compared with the same period in 2012. Total reported revenues for the third quarter of 2013 were $756 million, compared with $748 million in 2012. On a constant dollar (C$) basis, total revenue growth was 2.2%, reflecting storage rental revenue gains of 3.6% and service revenue growth of 0.2%. Adjusted OIBDA was $240 million, compared with $244 million in 2012. Adjusted EPS was $0.31 per share ($0.03 per share on a GAAP basis), compared with $0.34 per share ($0.31 per share on a GAAP basis), in 2012.

For the year to date, total reported revenues were $2,257 million compared with $2,247 million in 2012. Adjusted OIBDA was $701 million for the year to date compared with $706 million in 2012. Adjusted EPS was $0.88 per share ($0.27 per share on a GAAP basis), compared with $0.99 per share ($0.91 per share on a GAAP basis), in 2012.

Third quarter and year-to-date Adjusted OIBDA were reduced by approximately $5 million related to charges to realign the organization, with an additional $25 million in charges expected in the fourth quarter of 2013. This realignment will help advance the company’s growth strategy and reduce operating costs to mitigate anticipated decreases in service activity (see p. 3 for additional information related to updated guidance for the remainder of 2013). Third quarter and year-to-date 2013 Other Income (Expense) includes $44 million of charges related to the early extinguishment of debt. The effect of these charges, offset by the related tax impact, on third quarter and year-to-date GAAP EPS was $0.15 per share.

Reconciliations of supplemental non-GAAP measures to GAAP measures may be found in Appendix A or by visiting the Investor Relations page at www.ironmountain.com under “Supplemental Data.”

“During the third quarter, we continued to deliver on our strategy by achieving solid storage rental growth, improving international margins while integrating acquisitions in new emerging markets, and enhancing future growth opportunities through attractive acquisitions and investment in adjacent businesses,” said William Meaney, Iron Mountain’s president and chief executive officer. “As we work to advance our strategic plan, we will incur some restructuring costs, but we believe these changes will build on our core organizational strengths and enhance our ability to invest for long-term growth and sustainable returns.”

“Overall, our underlying performance remains consistent with recent trends. Third quarter constant dollar storage rental growth of 3.6% reflects strong increases of 9.5% in our International business and consistent 1.6% growth in North America,” Meaney added.

On October 17, 2013, the company closed on the $191 million acquisition of Cornerstone Records Management, a provider of records storage and data protection services to small and mid-sized businesses in the Mid-Atlantic and Northeast U.S. regions as well as in Southern California, Denver and Houston. The transaction follows the recent acquisitions of the records management and data protection businesses of G4S in Colombia and File Service in Peru. In total, the company has completed acquisitions valued at approximately $320 million in 2013, furthering its objectives to sustain the durability of the business in high-return, mature markets and establish leadership in high-growth emerging markets.

In support of the company’s strategy to identify, test and scale emerging businesses, the company broke ground on its first regional data center in Northborough, Massachusetts in September 2013. The development of this new facility follows Iron Mountain’s entry into the multi-tenant data center market earlier this year when it began leasing wholesale and retail colocation space in its unique underground facility in western Pennsylvania.

Operations Review

Consistent storage rental revenue growth of 3.6% C$ for the quarter drove solid performance and continued to offset flat service revenue. Internal storage rental growth for the quarter was 6.5% in the International business and 0.9% in North America.

Third quarter global records management volume grew by 3.2% on a year-over-year basis, supported by strong 11.7% volume growth in the International business, primarily driven by solid increases from emerging markets in central Europe and Latin America, and recently completed acquisitions. In North America, records management net pricing increased by approximately 1.3% in the third quarter compared with the prior-year period in 2012, augmenting modest volume gains. Foreign currency rate changes in the third quarter reduced reported revenue growth rates by approximately 1.3%.

As the company has previously noted, service revenues reflect a trend toward reduced retrieval/re-file activity and related transportation revenues. Third quarter service revenue growth was roughly flat at 0.2% C$ compared with the prior-year period. These results reflect a 1.3% increase in core service revenue driven by recent acquisitions and new incoming volume with related transportation fees, offset by a 2.9% decrease in complementary services due to delayed timing with some Document Management Services special projects and lower recycled paper pricing when compared with prior year averages.

Financial Review

Adjusted OIBDA margins for the third quarter decreased by 80 basis points to 31.8%, compared with the third quarter of 2012, primarily due to the recognition of the $5 million of restructuring related charges noted earlier. Excluding these charges, Adjusted OIBDA was flat compared with the third quarter of 2012. Year-to-date Adjusted OIBDA margins in North America remained solid at 41.7%, with the International business achieving 25.2%.

The decline in Adjusted EPS for the quarter compared to the same prior-year period was due primarily to an additional 19 million fully diluted weighted average shares outstanding, including the 17 million new shares issued in connection with the special dividend paid in November 2012, and higher interest expense. These impacts more than offset lower income tax expense in the period.

Free Cash Flow (FCF) for the year to date in 2013 before acquisitions, real estate and capital expenditures, operating costs and cash taxes related to the proposed conversion to a real estate investment trust, or REIT, was $265 million, compared with $209 million for the same period in 2012. Capital expenditures for the year to date in 2013 (excluding $39 million of real estate and $20 million of REIT-related capital expenditures), totaled $124 million, or 5.5% of revenues. The company’s liquidity position remains strong with $1.1 billion of total availability. The company amended its credit facility in August 2013, and the net total lease adjusted leverage ratio was 4.9x at quarter end, as compared to a maximum allowable ratio of 6.5x.

The calculation for this ratio is net debt including the capitalized value of lease obligations divided by EBITDAR as defined by the senior credit facility, whereas the company’s previous consolidated leverage ratio did not adjust for leases. The company’s leverage ratio under the previous calculation method was 4.2x for the third quarter of 2013.

Dividends

On September 11, 2013, Iron Mountain’s board of directors declared a quarterly cash dividend of $0.27 per share for stockholders of record as of September 25, 2013, which was paid on October 15, 2013.

Financial Performance Outlook

Today the company updated its 2013 full-year guidance primarily to reflect recently completed acquisitions, including impacts on interest expense and depreciation and amortization. In addition, the company provided guidance to reflect the organizational restructuring charges described previously. This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions, except per share data):

	FY/2013 Outlook			FY/2013 Incl.
($MM except per share data)	Current	Previous	C$ Growth	Restructuring
Revenues	$3,025 - $3,050	$3,000 - $3,050	2% - 3%(1)	$3,025 - $3,050
Adjusted OIBDA(2)	$905 - $925	$900 - $925	0% - 2%	$875 - $895
Adjusted EPS(2)(3)	$1.05 - $1.14	$1.05 - $1.14		$0.96 - $1.03
Investments:
Capex (ex RE)(2)(4)	~$210	~$210		~$210
Real Estate(5)	~$75	~$80		~$75
FCF (ex RE) (2)	$320 - $360	$320 - $360		$300 - $340

1. Includes 0% - 1% internal revenue growth

2. These items exclude costs and expenditures associated with the proposed REIT conversion

3. Both the current and previous guidance have been adjusted to reflect the increase in shares outstanding following the special dividend paid on November 21, 2012

4. Includes ~$14 million for the relocation of the Boston headquarters

5. Includes ~$30 million for data center construction

For 2014, the company anticipates solid total revenue and Adjusted OIBDA growth rates driven by sustained revenue and contribution performance in North America, and continued solid revenue and profit growth in International. Guidance for 2014 assumes approximately 2.5% revenue benefit from 2013 acquisitions and approximately $20 - $25 million of Adjusted OIBDA, including initial acquisition integration costs. The company’s 2014 guidance reflects expected cost savings from 2013 restructuring initiatives; those benefits will offset cost inflation and expected pressure from core service declines and will support investment to advance the company’s strategy. The company’s capital spending and free cash flow outlook include an estimated $50 million of spending related to acquisition integration and facility consolidation. Although the company continues to pursue REIT conversion effective January 1, 2014, the following outlook is presented on a C-Corp basis (dollars in millions, except per share data):

FY/2014 Outlook
($MM except per share data)	Current	C$ Growth
Revenues	$3,090 - $3,170	2% - 4%(1)
Adjusted OIBDA(2)	$930 - $960	2% - 5%
Adjusted EPS(2)	$1.03 - $1.14
Investments:
Capex (ex RE)(2)(3)	~$245
Real Estate(4)	~$90
FCF (ex RE) (2)	$300 - $340

1. Includes 0% - 2% internal revenue growth

2. These items exclude costs and expenditures associated with the proposed REIT conversion

3. Includes ~$8 million for the relocation of the Boston headquarters

4. Includes ~$40 million for data center construction

Iron Mountain’s conference call to discuss its third quarter 2013 financial results, full-year outlook and preliminary guidance for 2014 will be held today at 8:30 a.m. Eastern Time. The company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation, replays of the conference call and related transcript will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management solutions. The company’s real estate network of over 64 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data backup and recovery, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2013 and 2014 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our acquisition pipeline, expected Adjusted OIBDA margins in our International business, the anticipated benefits from our organizational realignment and our proposed conversion to a REIT. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) even though we continue to pursue conversion to a REIT, we may not be able to convert to a REIT effective January 1, 2014 or at all. Please see the particular risks related to the REIT conversion described in the Company’s Annual Report on Form 10-K filed March 1, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 1, 2013; (ii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iv) changes in the price for our storage and information management services relative to the cost of providing such storage and information management services; (v) changes in customer preferences and demand for our storage and information management services; (vi) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vii) the cost or potential liabilities associated with real estate necessary for our business; (viii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (ix) changes in the political and economic environments in the countries in which our international subsidiaries operate; (x) claims that our technology violates the intellectual property rights of a third party; (xi) changes in the cost of our debt; (xii) the impact of alternative, more attractive investments on dividends; (xiii) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xv) other risks described more fully in the Company’s Annual Report on Form 10-K filed on March 1, 2013, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, under “Item 1A. Risk Factors,” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

We have presented in this earnings release financial data (Adjusted OIBDA, Adjusted OIBDA Margin %, Adjusted EPS and FCF) that exclude certain costs associated with the company’s 2011 proxy contest, the previous work of the former Strategic Review Special Committee of the board of directors and the company’s proposed REIT conversion (collectively, “REIT Costs”). Reconciliations of supplemental non-GAAP measures to GAAP measures are presented below or by visiting the Investor Relations page at www.ironmountain.com under “Supplemental Data.” We believe the adjusted data provides meaningful supplemental information regarding the company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that the adjusted data also facilitates the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Selected Financial Data:
(dollars in millions, except per share data)	Q3/2012	Q3/2013	Inc (Dec)	YTD 2012	YTD 2013	Inc (Dec)
Revenues	$748	$756	1.0%	$2,247	$2,257	0.5%

Gross Profit (excluding D&A)	$438	$445	1.6%	$1,308	$1,305	(0.3)%
Gross Margin %	58.5%	58.9%		58.2%	57.8%

Adjusted OIBDA	$244	$240	(1.5)%	$706	$701	(0.7)%
Adjusted OIBDA Margin %	32.6%	31.8%		31.4%	31.0%

Operating Income	$154	$140	(8.9)%	$454	$395	(13.1)%
Interest Expense, net	$61	$64	5.1%	$178	$191	6.9%

Income from Continuing Operations	$54	$6	(89.7)%	$156	$51	(67.1)%
Adj. EPS from Continuing Operations – FD	$0.34	$0.31	(8.8)%	$0.99	$0.88	(11.1)%

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation, Amortization, Intangible Impairments, and REIT Costs, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation, amortization, intangible impairments, (gain) loss on disposal/write-down of property, plant and equipment, net, and REIT Costs. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. These measures are an integral part of the internal reporting system we use to assess and evaluate the operating performance of our business. We use multiples of current or projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide our current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Adjusted Earnings Per Share from Continuing Operations, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (1) (gain) loss on the disposal/write-down of property, plant and equipment, net; (2) intangible impairments; (3) other (income) expense, net; (4) REIT Costs; and (5) the tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to our current and potential investors when comparing our results from past, present and future periods.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities from continuing operations less capital expenditures (excluding real estate and capital expenditures associated with the REIT conversion), net of proceeds from the sales of property and equipment and other, net, and additions to customer relationship and acquisition costs. REIT Costs are also excluded from FCF. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our stockholders and voluntary prepayments of indebtedness.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures. Columns may not foot due to rounding.

Operating Income reconciled to Adjusted OIBDA (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Operating Income	$154	$140	$454	$395
Add: Depreciation & Amortization	81	80	236	239
Gain on disposal/write-down of PP&E, net	(2)	--	(2)	(2)
REIT Costs	11	21	16	69
Adjusted OIBDA	$244	$240	$706	$701

Reported EPS from Continuing Operations – Fully Diluted reconciled to Adjusted EPS from Continuing Operations – Fully Diluted:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Reported EPS from Continuing Operations – FD	$0.31	$0.03	$0.91	$0.27
Add: Gain on disposal/write-down of PP&E, net	(0.01)	--	(0.01)	(0.01)
Other Expense, net	0.04	0.24	0.08	0.33
REIT Costs	0.06	0.11	0.09	0.37
Tax impact of reconciling items and discrete tax items	(0.06)	(0.07)	(0.08)	(0.08)
Adjusted EPS from Continuing Operations – FD	$0.34	$0.31	$0.99	$0.88

Weighted average common shares outstanding – FD (000s)	173,047	192,268	172,500	192,315

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Nine Months Ended September 30,
	2012	2013
Free Cash Flows Before Acquisitions and Discretionary Investments	$209	$265
Add: Capital Expenditures (excluding real estate), net	139	161
Additions to Customer Acquisition Costs	13	17
Less: REIT Conversion Costs, net of tax	(11)	(49)
REIT Cash Taxes	(36)	(40)
REIT Conversion Capital Expenditures	(3)	(20)
Cash Flows from Operating Activities from Continuing Operations	$312	$334

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
REVENUES:
Storage Rental	$434,665	$445,317	$1,293,442	$1,329,357
Service	313,460	310,322	953,346	928,034

Total Revenues	748,125	755,639	2,246,788	2,257,391

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	310,344	310,665	938,702	952,797
Selling, General and Administrative	204,498	225,205	618,673	673,187
Depreciation and Amortization	80,944	79,659	236,462	238,788
(Gain) Loss on Disposal / Write-down of Property, Plant and Equipment, Net	(1,627)	(173)	(1,515)	(2,375)

Total Operating Expenses	594,159	615,356	1,792,322	1,862,397

OPERATING INCOME	153,966	140,283	454,466	394,994

INTEREST EXPENSE, NET	61,381	64,485	178,381	190,656
OTHER EXPENSE, NET	7,746	45,953	14,508	63,967

Income from Continuing Operations before Provision
for Income Taxes	84,839	29,845	261,577	140,371

PROVISION FOR INCOME TAXES	31,120	24,317	105,344	88,955
INCOME FROM CONTINUING OPERATIONS	53,719	5,528	156,233	51,416
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	32	(571)	(5,700)	1,515
LOSS ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	-	-	(1,885)	-
NET INCOME	53,751	4,957	148,648	52,931

Less: Net Income Attributable to the Noncontrolling Interests	942	910	2,434	2,934

Net Income Attributable to Iron Mountain Incorporated	$52,809	$4,047	$146,214	$49,997

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.31	$0.03	$0.91	$0.27
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$-	$-	$(0.04)	$0.01
Net Income Attributable to Iron Mountain Incorporated	$0.31	$0.02	$0.85	$0.26
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.31	$0.03	$0.91	$0.27
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$-	$-	$(0.04)	$0.01
Net Income Attributable to Iron Mountain Incorporated	$0.31	$0.02	$0.85	$0.26

DIVIDENDS DECLARED PER COMMON SHARE	$0.2700	$0.2700	$0.7900	$0.8100
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	171,776	191,332	171,464	190,789
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	173,047	192,268	172,500	192,315

Adjusted Operating Income before Depreciation and Amortization	$244,120	$240,490	$705,609	$700,636

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2012	September 30, 2013
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$243,415	$172,031
Restricted Cash	33,612	33,613
Accounts Receivable (less allowances of $25,209 and $26,791, respectively)	572,200	614,649
Other Current Assets	174,865	122,185
Total Current Assets	1,024,092	942,478

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,443,323	4,581,272
Less: Accumulated Depreciation	(1,965,596)	(2,075,290)
Property, Plant and Equipment, net	2,477,727	2,505,982

OTHER ASSETS:
Goodwill, net	2,334,759	2,376,081
Other Non-current Assets, net	_ _ 521,761	_ _ 556,238
Total Other Assets	2,856,520	2,932,319

Total Assets	$6,358,339	$6,380,779

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$92,887	$51,533
Other Current Liabilities	812,066	776,967
Total Current Liabilities	904,953	828,500

LONG-TERM DEBT, NET OF CURRENT PORTION	3,732,116	3,973,799
OTHER LONG-TERM LIABILITIES	558,822	506,314
COMMITMENTS AND CONTINGENCIES
TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,149,971	1,058,720
NONCONTROLLING INTERESTS	12,477	13,446

TOTAL EQUITY	1,162,448	1,072,166

Total Liabilities and Equity	$6,358,339	$6,380,779

CONTACT:
Iron Mountain Incorporated
Investor Relations Contacts:
Melissa Marsden, 617-535-8595
Senior Vice President, Investor Relations
melissa.marsden@ironmountain.com
or
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com